February 18, 2010

Paul Buck
203 Calle Felicidad
San Clemente, CA  92672

Dear Paul,

On behalf of CNS Response, Inc. (the "Company"), I am pleased to offer you a position with the Company based upon the following terms:

1.           Position.  Upon acceptance of this offer, you will become Chief Financial Officer of the Company, reporting to the Chief Executive Officer.  You will be expected to devote at least forty (40) hours per week to the performance of your duties (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by Company’s general employment policies) and to give your best efforts to such duties.  Your position may require that you travel from time to time as the Company may reasonably request and as shall be appropriate and necessary in the performance of your duties.

2.           Effective Date.  The effective date of employment shall be: 2/18/2010.

3.           AT-WILL EMPLOYMENT.  YOU SHOULD BE AWARE THAT YOUR EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED PERIOD AND CONSTITUTES "AT-WILL" EMPLOYMENT.  AS A RESULT, YOU ARE FREE TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON.   SIMILARLY, THE COMPANY IS FREE TO TERMINATE YOUR EMPLOYMENT, AT ANY TIME, FOR “CAUSE” OR FOR NO CAUSE.  “CAUSE” SHALL MEAN YOUR:  (A) INDICTMENT OR CONVICTION OF ANY FELONY OR OF ANY CRIME INVOLVING DISHONESTY OR MORAL TURPITUDE; (B) PARTICIPATION IN ANY FRAUD AGAINST COMPANY; (C) PERSISTENT FAILURE TO SUBSTANTIALLY PERFORM YOUR MATERIAL JOB DUTIES; PROVIDED, HOWEVER, THAT THE CHIEF EXECUTIVE OFFICER OR THE BOARD OF DIRECTORS SHALL PROVIDE YOU WRITTEN NOTICE OF SUCH FAILURE AND YOU SHALL HAVE FIFTEEN (15) DAYS TO CURE; AND (D) INTENTIONAL DAMAGE TO ANY PROPERTY OF COMPANY.  IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT, YOU WILL NOT BE ENTITLED TO ANY PAYMENTS, BENEFITS, OR EMPLOYMENT COMPENSATION OTHER THAN AS SET FORTH HEREIN.  IF COMPANY TERMINATES YOUR EMPLOYMENT WITHOUT CAUSE OR YOU “INVOLUTARILY TERMINATE” YOUR EMPLOYMENT WITH THE COMPANY, YOU SHALL RECEIVE, AS SEVERANCE, YOUR SALARY AND BENEFITS FOR A PERIOD EQUAL TO SIX (6) MONTHS, PAYABLE IN ONE LUMP SUM UPON TERMINATION.  YOU SHALL BE CONSIDERED TO INVOLUTARILY TERMINATE YOUR EMPLOYMENT WITH THE COMPANY IF THE COMPANY (A) COMMITS A BREACH OF THIS OFFER LETTER WHICH REMAINS UNCURED FIFTEEN (15) DAYS AFTER YOU PROVIDE WRITTEN NOTICE TO THE COMPANY OF SUCH BREACH, OR (B) CHANGES, WITHOUT YOUR CONSENT OR PURSUANT TO A CORPORATE TRANSACTION (AS DEFINED IN SECTION 6 BELOW), YOUR TITLE OR RESPONSIBILITIES SO THAT YOU ARE NO LONGER THE CHIEF FINANCIAL OFFICER OF THE COMPANY.  IF YOUR EMPLOYMENT IS TERMINATED BY COMPANY WITH CAUSE OR YOU VOLUNTARILY TERMINATE YOUR EMPLOYMENT, YOU SHALL NOT BE ENTITLED TO SEVERANCE.

4.           Compensation.  The Company will pay you a salary of $208,000 per annum, payable in amounts of $8,000 twice-monthly, less applicable withholdings. Your salary will begin as of the effective date of employment.  The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Your salary and performance shall be reviewed at least annually by the Chief Executive Officer or the Company's board of directors. You may receive increases in annual salary from time to time as determined by the Chief Executive Officer or the Board, but in no event shall your annual salary be decreased below $208,000.

5.           Vacation and Benefits.   Upon the Effective Date of your employment and then for so long as you are employed by the Company you will accrue 1.67 days of paid time off ("PTO") for each full month you are employed by the Company.  Vacation days shall be deducted from your accrued PTO.  You shall be entitled to health and dental insurance coverage for you and your dependents, with premiums paid in full by Company, effective immediately upon your commencement of employment. You will also be entitled to standard fringe benefits in accordance with the Company's practices covering employees, as such benefits may be in effect from time to time.

6.           Stock Option.  Upon your acceptance of employment with the Company, you will be granted an option (the “Option”) to purchase 450,000 shares of the Company's Common Stock at such time as determined by the Company’s Board of Directors.  The Option will be subject to the terms and conditions of a stock option agreement between you and the Company (the “Stock Option Agreement”) and, at the discretion of the Company’s Board of Directors, either (i) the Company’s 2010 Stock Incentive Plan, if adopted by the Company’s Board of Directors or (ii) the Company’s 2006 Stock Incentive Plan.  The Stock Option Agreement shall set forth the exercise price of the Option, which will be the closing price of the Company’s common stock as quoted on the Over-The-Counter Bulletin Board on the trading day immediately preceding the grant date of the Option.  The Stock Option Agreement will also provide that the Option will vest in equal monthly installments over a period of 48 months, commencing on the grant date of the Option until the Option is fully exercisable, subject to your continued service to the Company.  The Stock Option Agreement will further provide that the vesting schedule of the Option will be subject to partial acceleration in the event that the Company is involved in a Corporate Transaction (as defined below).  In the event of a Corporate Transaction, a portion of your unvested Option determined in accordance with the following formula will vest:  the number of unvested options determined immediately prior to the closing of the Corporate Transaction multiplied by a ratio, the numerator of which equals the number of days elapsed between the grant date of the Option and the closing date of the Corporate Transaction and the denominator of which equals 1,460 days (the total vesting period of the Option).  A Corporate Transaction shall mean: (i) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, or (ii) the acquisition of the Company by another entity by means of merger, consolidation, share exchange, reorganization or otherwise pursuant to which shares of capital stock of the Company are converted into cash, securities or other property of the acquiring entity or any of its subsidiaries or parent entities and which results in the holders of voting securities (excluding shares of the surviving entity held by holders of the capital stock of the Company acquired by means other than the exchange or conversion of the capital stock of the Company for shares of the surviving entity) of the Company immediately prior to such merger, consolidation, share exchange, reorganization or sale of assets beneficially owning, directly or indirectly, less than a majority of the combined voting power of the surviving entity resulting from such merger, consolidation, share exchange, reorganization or sale of assets.

7.           Employment, Confidential Information, Invention Assignment and Arbitration Agreement.  As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Confidential Information, Invention Assignment and Arbitration Agreement.

8.           Immigration Laws.  For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

9.           Conflicting Employment.   During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this offer letter, the Stock Option Agreement and the Company's Confidential Information, Invention Assignment and Arbitration Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and any current or past employers.

10.         Entire Agreement.  This offer letter, the Confidential Information, Invention Assignment and Arbitration Agreement and, upon its execution, the Stock Option Agreement, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

11.         Amendment.  This offer letter can only be amended in writing signed by you and an officer of the Company.  Any waiver of a right under this offer letter must be in writing.

12.         Governing Law.  This offer letter will be governed under the laws of the State of California applicable to such agreements made and to be performed entirely within such State.

We look forward to you joining the Company.  If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within three days.

Sincerely,

CNS RESPONSE, INC.

	By:	/s/ George Carpenter
George C. Carpenter IV
CEO
AGREED AND ACCEPTED:

/s/ Paul Buck